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Exhibit 10.40: Letter Agreement Dated December 23, 1999 between the Company and
               Carl J. Yankowski.


To:      Carl Yankowski
         127 Farm Road
         Dover, MA  02030

From:    Jimmy Jones

Date:    December 23, 1999

         As we have discussed, your active employment with Reebok International Ltd. (the "Company" or "Reebok") ended effective December 1, 1999 (the "Separation Date"). You have previously resigned your position as a Director of the Company and any positions you may have as an officer of Reebok or any of its subsidiaries. In recognition of your service and the contributions that you have made to Reebok, I would like to formalize our understanding of the terms of your separation in this letter agreement (the "Agreement").

         We have agreed that you will receive the following severance benefits in accordance with the terms and conditions of this Agreement:

Severance Benefits

         A.       Lump Sum Payment

         Reebok agrees to pay you for one (1) year of your annual base salary, which is Eight Hundred Thousand dollars and no cents ($800,000.00), in one lump sum on January 4, 2000. This payment will be subject to all applicable federal, state and other employment related deductions, excluding any deductions for Company employee benefit plans.

         B.       Bonus

         You acknowledge and recognize that Reebok will not make any payments to you under the Company's 1999 Performance Incentive Plan.

         C.       Benefits

         To the same extent you and your spouse are currently enrolled in such programs, Reebok will continue your participation and that of your spouse in its medical and dental insurance programs through January 31, 2000. We understand that you have secured other insurance coverage through 3Com or Palm, Inc. that provides for you and your spouse coverage no less favorable than that provided by the Company as of the Separation Date. Your existing life, AD&D and supplemental life insurance will end on the Separation Date.



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         You agree that, with the exception of the foregoing, your participation in all other Company fringe benefit programs (including without limitation, your monthly car allowance and tax planning services) will terminate on the Separation Date.

         D.       Loan Forgiveness

         Pursuant to the terms of Section 5 of the Letter Agreement between you and Reebok dated as of September 8, 1998 (the "Yankowski Contract"), Reebok has forgiven the loan for $1,000,000 in its entirety as of December 1, 1999. On January 4, 2000, Reebok will return the original Note to you marked canceled and forgiven.

         In accordance with Section 5 of the Yankowski Contract, the Company will also make lump sum payments on December 30, 1999 sufficient, after giving effect to all federal, state and other applicable taxes, to make you whole for any taxes that may be incurred as a result of the forgiveness of the loan. Specifically, Reebok will provide proof of such payment in the amount of $740,491.10 for federal taxes, $111,835.00 for taxes to the Commonwealth of Massachusetts and $27,253.92 for Medicare, by providing a copy of a 1999 IRS Form W-2, and the corresponding Massachusetts form covering this amount, in addition to all other 1999 Reebok compensation reportable on Form W-2 or the corresponding state form, and all other payments referenced in this Agreement, to you on January 4, 2000.

         The Company will also make lump sum payments on December 30, 1999 sufficient, after giving effect to all federal, state and other applicable taxes, to make you whole for any taxes that may be incurred as a result of the imputation of interest on the loan, and for all interest imputed to you under Internal Revenue Code Section 7872 since December 31, 1998. This imputed interest amount has been calculated as $46,041.64. Reebok will provide proof of such payment in the amount of $32,478.97 for federal taxes, $5,045.33 for taxes to the Commonwealth of Massachusetts and $1,229.54 for Medicare, by providing a copy of the above W-2, and the corresponding Massachusetts form, on this amount to you on January 4, 2000.

         As Reebok failed to make you whole for the imputed interest of $15,752.78 for the time period of September 8, 1998 through December 31, 1998, Reebok will issue you a check directly on January 3, 2000 in the gross amount of $11,715.55, which after taking all applicable tax withholdings shall result in the net amount of $7,309.29. This amount shall be deemed to have made you whole on the gross-up of this amount.

         Upon the making of all payments and the delivery of all required tax forms under paragraph D of this Agreement, the Company irrevocably waives any and all right to amend the W-2 forms and corresponding Massachusetts forms delivered to you, or to amend or modify any other tax returns, or to file refunds against, or take any position on its employment or income tax returns that claim an offset to, the amounts paid on your behalf pursuant to this paragraph D, or that are otherwise in any way inconsistent with the position that the tax payments paid pursuant to paragraph D are for your sole account.


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         E.       Stock Options / Change of Control

         You should also realize that you have no vested and exercisable stock options. All unvested stock options held by you will automatically be canceled as of the Separation Date. However, in the event that a "Change of Control" of the Company occurs prior to March 1, 2000 (as that term is defined in your Change of Control Agreement of November 1998 (the "Change of Control Agreement"), attached hereto as EXHIBIT A and incorporated herein by reference), you will receive the financial benefits under the Change of Control Agreement in lieu of the Severance Benefits provided under Section A of this Agreement, including without limitation, the net financial return, if any, that you would have received under the Change of Control Agreement with respect to your 500,000 stock options.

         D.       Miscellaneous

         In addition, the Company will reimburse you promptly for reasonable and customary legal fees incurred by you in connection with efforts to enforce the provisions of this Agreement in the event that such efforts result in the recovery by you of any monetary sum from the Company, whether through court award or settlement. The Company will pay for all reasonable presently unreimbursed business-related expenses submitted to the Company through the proper channels (including without limitation, any unreimbursed expenses incurred in 1999 for tax planning and financial services from Asset Management Group or Urbach, Kahn & Werlin, PC). You also acknowledge that the lump sum payment set forth in Section A of this Agreement includes payment for all previously accrued, but unused, vacation time for 1999. As we discussed, you may keep the two computers currently in your possession and provided by the Company to you during your employment for your exclusive use without any additional cost to you. You shall return the audiovisual equipment on January 4, 2000.

         E.       Continuing Obligations

         You agree that you will comply with the post-termination obligations set forth in paragraphs 1, 4, 6, 9 and 10 of the Reebok Employee Agreement, attached hereto as EXHIBIT B and incorporated herein by reference. Furthermore, each of us agrees, as a condition of this Agreement, not to discuss with any third party anything related to the termination of that employment or the terms of this Agreement, except: (i) you may discuss the foregoing your current employer or with a prospective employer, your attorney or other adviser or family member; (ii) the Company may share the terms of this Agreement with those employees who have a legitimate business need to know or to those employees for the processing of appropriate paperwork; (iii) the Company may reveal any information necessary for securities filings; (iv) the Company may issue a press release and speak to third parties not inconsistent with the content of the statement attached hereto as EXHIBIT C and incorporated herein by reference; and


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(v) you may disclose information not inconsistent with the content of the statement attached hereto as EXHIBIT C . Notwithstanding the foregoing, nothing in this paragraph G shall prohibit disclosure of such information to the extent required by law.

         You further agree that until December 1, 2000, you will not accept any position with any organization which competes with Reebok anywhere in the world where Reebok products are sold, with the Reebok Brands Division or with other businesses of Reebok as presently constituted, whether as officer, director, employee, agent, consultant, partner, shareholder or otherwise. You acknowledge and agree that, because the legal remedies of the Company would be inadequate in the event of your breach of, or other failure to perform, any of your obligations set forth in this paragraph, the Company may, in addition to obtaining any other remedy or relief available to it (including without limitation, damages at law), enforce the provisions of this paragraph by injunction and other equitable remedies. You agree that the provisions with respect to duration and geographic scope and product scope of the restrictions set forth in this paragraph are reasonable to protect the legitimate interests of the Company and the goodwill of the Company.

         As part of this Agreement, you agree to cooperate with the reasonable requests of the Company (including without limitation, responding to inquiries by and providing relevant information to, the Legal Department, and testifying both in court and at depositions as to facts related to your employment) at reasonable times and consistent with your other business obligations in connection with any litigation or legal dispute currently pending and any future litigation or legal dispute that relates to the operations of the Company during the term of your employment with the Company. The Company will reimburse you for all reasonable out-of-pocket costs incurred by you in connection with your cooperation hereunder. In addition, any time required by Reebok pursuant to this paragraph will be compensated at a rate of $3,200 per day.

         You also agree that you will not disparage the Company or any of its employees, products, policies, decisions, advertising, marketing or other programs. In return, Reebok will not allow any public statements (i.e., press releases) by the Company which disparage you professionally or personally. Paul Fireman and I also agree not to make any statements that disparage you professionally or personally. Reebok will also comply with its standard policy of having the Human Resources Department respond to any incoming reference requests or past employment verification and they will only confirm dates of employment, titles and salary history to any prospective employers.

         Each of us agrees that our obligations under this Agreement will survive the termination of this Agreement.

         H.       Payment Upon Death


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         If you should die while any amounts would still be payable to you hereunder, all such amounts shall be payable to your estate, heirs, executors or beneficiaries in accordance with the terms hereof.

         F.       Indemnification


         You shall be indemnified by the Company against expenses incurred in connection with an action, suit or proceeding by reason of the fact that you were an officer or director of the Company to the fullest extent permitted by the Company's bylaws and certificate of incorporation.

         Reebok wants to be certain that the payment and provision of the benefits set forth in this Agreement will resolve any and all dissatisfactions that you might have and, in that regard, requests that you carefully consider the following Release of All Claims. The provision of these financial and other benefits is conditioned upon your signing this Agreement, which includes the following Release of All Claims.

         J.       YOUR RELEASE OF ALL CLAIMS

         UPON THE MAKING OF ALL PAYMENTS SET FORTH IN PARAGRAPHS A AND D OF THIS AGREEMENT, THIS AGREEMENT SHALL BE IN COMPLETE AND FINAL SETTLEMENT OF, AND WILL RELEASE THE COMPANY AND ALL THOSE CONNECTED WITH IT FROM ANY AND ALL CAUSES OF ACTION, CLAIMS, DEMANDS OR LIABILITIES (WHETHER OR NOT CURRENTLY KNOWN OR SUSPECTED TO EXIST BY YOU) THAT YOU HAVE HAD, NOW HAVE OR MAY NOW HAVE, IN ANY WAY RELATED TO YOUR EMPLOYMENT THAT OCCURRED DURING THE COURSE OF YOUR EMPLOYMENT (OTHER THAN FOR UNPAID PAYMENTS DUE OR UNPAID BENEFITS REQUIRED TO BE PROVIDED UNDER THIS AGREEMENT), AND THE TERMINATION OF YOUR EMPLOYMENT, OR PURSUANT TO ANY FEDERAL, STATE OR LOCAL LAW OR REGULATION (INCLUDING WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT).

         YOU ALSO AGREE THAT, EXCEPT AS PROVIDED IN THE FOLLOWING PARAGRAPH, YOU WILL NEVER INSTITUTE ANY CLAIM, SUIT OR ACTION AGAINST THE COMPANY OR THOSE CONNECTED WITH IT IN ANY COURT OR BEFORE ANY REGULATORY BODY OR AGENCY WHICH IN ANY WAY RELATES TO YOUR EMPLOYMENT OR THE TERMINATION OF YOUR EMPLOYMENT. IF YOU VIOLATE THIS PROVISION BY SUING REEBOK OR THOSE CONNECTED WITH IT, OR BY OTHERWISE CHALLENGING THIS RELEASE OF ALL CLAIMS, YOU AGREE TO REFUND TO REEBOK ALL AMOUNTS PAID HEREUNDER, AND TO PAY ALL COSTS


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AND EXPENSES INCURRED BY REEBOK OR SUCH RELATED PARTY IN DEFENDING SUCH CLAIM,
ACTION OR SUIT, INCLUDING REASONABLE ATTORNEYS' FEES.

         NOTWITHSTANDING THE FOREGOING, YOU SHALL RETAIN AND NOT RELINQUISH YOUR RIGHT TO RECEIVE BENEFITS IN ACCORDANCE WITH THE COMPANY'S RETIREMENT AND SAVINGS PLANS, INCLUDING BENEFITS UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR OTHER APPLICABLE LAW, AND THE RIGHT TO ENFORCE THE PROVISIONS OF THIS AGREEMENT. YOU SHALL ALSO RETAIN THE RIGHT TO ASSERT ALL DEFENSES, CLAIMS, COUNTERCLAIMS AND CROSS CLAIMS WHICH YOU MAY HAVE IN THE EVENT THE COMPANY OR ANY SHAREHOLDER OR THIRD PARTY BRINGS ANY CLAIM AGAINST YOU WITH REGARD TO YOUR EMPLOYMENT, OR MATTERS COVERED BY THE COMPANY'S RELEASE.

         K.       THE COMPANY'S RELEASE OF ALL CLAIMS

----------------

         The Company, on behalf of itself and its subsidiaries, divisions, officers, directors, successors, assigns and shareholders hereby releases and forever discharges you from any and all causes of action, claims, demands or liabilities (whether or not currently known or suspected to exist by the Company or those connected with it) that it has had, now has or may now have, in any way related to your employment, events or actions occurring during the course of your employment, and the termination of your employment (including any claim for overpayment of wages, but excluding rights or claims the Company may have in the future for a breach of the Agreement or for any criminal actions), or pursuant to any federal, state or local law or regulation. The Company, on behalf of itself and its subsidiaries, divisions, officers, directors, successors, assigns and shareholders, also agrees that it will never institute any claim, suit or action against you in any court or before any regulatory body or agency that in any way relates to your employment or the termination of your employment (other than with respect to respect to rights or claims the Company may have for a breach of the Agreement).


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         This Agreement, along with the three attached exhibits, will constitute the entire agreement between you and the Company with respect to all matters discussed in this Agreement, and, provided all payments are made as provided herein and all other material obligations are complied with, will supersede any and all other prior agreements between you and the Company (including without limitation, the Yankowski Contract and other agreements relating to your separation of employment) with respect to matters relating to your employment by the Company, the termination of your employment, or any other matters covered in this Agreement. Your signature below also certifies that your agreement is made voluntarily, knowingly and without duress, and that neither Reebok nor its agents have made any statements or representations inconsistent with the written provisions of this Agreement. You acknowledge that you have been advised by Reebok to seek the advice of an attorney before signing this Agreement, afforded sufficient time to do so, in fact, have spoken with an attorney and that you fully understand the terms of this Agreement. The Company represents that this Agreement has been duly authorized, validly executed and the undersigned has full power to bind the Company. Should any provision of this Agreement be determined by any court or other body to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby.

         You have up to twenty-one (21) days to consider and accept the terms of this Agreement. You will also have seven (7) days after signing this Agreement to revoke your acceptance of its terms by delivering notice of the same in writing to the attention of the General Counsel at Reebok. To be effective, such notice must be hand delivered, or postmarked within the seven day period and sent by certified mail, return receipt requested, to the attention of General Counsel, Reebok International Ltd., Legal Department, 100 Technology Center Drive, Stoughton, MA 02072. If the Agreement is not so revoked, its terms will become fully effective and binding on the eighth day following your execution of the Agreement.

         Please indicate your agreement with the foregoing terms by signing your name in the space provided below and returning the Agreement to my attention. Upon signing, this Agreement becomes fully effective and binding upon Reebok and, following expiration of your seven day revocation period, will become fully effective and binding upon you. If you elect to revoke within the seven day time period then this Agreement shall be void ab initio and neither party shall have any further obligations under this Agreement.


  CARL YANKOWSKI                            REEBOK INTERNATIONAL LTD.


  /s/ CARL YANKOWSKI                        /s/ JIMMY JONES
  -------------------------                 -------------------------
  Signature                                 Signature




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